MARINEMAX REPORTS THIRD QUARTER FISCAL 2016 RESULTS
~ Revenue Grew Over 49% to $345.6 Million ~
~ Same-Store Sales Grew 44% ~
~ Reports Quarterly Diluted Earnings Per Share of $0.57 ~
~ Comparable Adjusted Diluted Earnings Per Share Increased More Than 78% ~

~ Company Raises Fiscal 2016 Guidance ~

CLEARWATER, FL, July 26, 2016 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced results for its third quarter ended June 30, 2016.

Revenue grew over 49% to $345.6 million for the quarter ended June 30, 2016 from $231.8 million for the comparable quarter last year. Same-store sales grew 44% which is on top of 10% growth in the same period last year. Pretax earnings for the quarter ended June 30, 2016 were $23.1 million compared with $14.9 million in the same period last year, which included a $1.6 million gain from the sale of real estate. The Company was not required to provide an income tax provision in the same period of 2015. Reported net income was $14.1 million, or $0.57 per diluted share, for the quarter ended June 30, 2016 compared to reported net income of $14.9 million or $0.59 per diluted share, including the $1.6 million or $0.06 per diluted share gain in the June 2015 quarter. Assuming the same tax rate in both periods and excluding the benefit of the $1.6 million gain in the June 2015 quarter, comparable adjusted diluted earnings per share grew in excess of 78% to $0.57 compared with $0.32.

For the nine months ended June 30, 2016, revenue growth was 27% to $714.7 million compared with $562.1 million for the comparable period last year. Same-store sales increased more than 25%, which is on top of 23% growth in the comparable period last year. Pretax earnings for the nine-months ended June 30, 2016 were $28.5 million compared with $15.5 million in the same period last year, which included the $1.6 million gain noted above. The Company was not required to provide an income tax provision in the same period of 2015. Reported net income was $17.4 million, or $0.70 per diluted share, for the nine-months ended June 30, 2016 compared to reported net income of $15.5 million or $0.61 per diluted share, including the $1.6 million or $0.06 per diluted share gain noted above. Assuming the same tax rate in both periods, and excluding the benefit of the $1.6 million gain in the nine-months ended June 30, 2015, comparable adjusted diluted earnings per share for nine months ended June 30, 2016 more than doubled to $0.70 compared with $0.33 in the same period last year.

William H. McGill, Jr., Chairman, President, and Chief Executive Officer, stated, “Our excellent results are a testimony to the strength of our Team and the passion for the boating lifestyle enjoyed by many and desired by most. The cadence throughout the quarter was consistently strong as we drove exceptional unit and revenue growth, as almost every category and brand contributed to our performance. Larger boat sales were unusually strong for a June quarter, further driving our same-store sales growth. We believe that our results demonstrate that our customer centric strategies are aligned with the needs of our customers, which continues to drive our industry leading market share gains.”

Mr. McGill continued, “Our manufacturing partners are investing considerably more in new model development than they have in many years. Our growth has been aided by these new models as consumers

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seek newer, innovative products that better enhance their boating lifestyle. We believe the future is bright, as more new models are developed and produced while the industry continues its recovery. It is worth noting that our strong June quarter results are among the best we have reported in our history, even though industry unit sales are considerably lower than historical levels. The brand and segment expansions we executed during the Great Recession are driving meaningful growth, despite the current industry unit levels. As the industry continues to recover in the coming years, such expansion should further contribute to even greater cash flow and earnings growth. Additionally, with our strong and improving balance sheet, we are well positioned to capture additional growth and take advantage of additional opportunities as they evolve.”

2016 Guidance

Based on current business conditions, retail trends and other factors, the Company is raising its guidance expectations for fully taxed earnings per diluted share to be in the range of $0.86 to $0.90 for fiscal 2016 from our previously issued range of $0.68 to $0.75. This compares to an adjusted, but fully taxed, diluted earnings per share of $0.47 in fiscal 2015. The adjustments to fiscal 2015 are the removal of certain gains and a deferred tax asset valuation allowance reversal noted in previous earnings releases. These expectations do not take into account, or give effect, for future possible material acquisitions that may potentially be completed by the Company during the fiscal year or other unforeseen events.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Meridian, Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Crest, Scout, Sailfish, Sea Pro, Scarab Jet Boats, Aquila, and Nautique, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 56 retail locations in Alabama, California, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s anticipated financial results for the third quarter ended June 30, 2016; our belief that our future is bright; our belief that new models will keep driving growth; our expectation to continue our ongoing market share gains and improved earnings performance; our belief we are well positioned to take advantage of acquisition opportunities; and our fiscal 2016 guidance. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, general economic conditions, as well as those within our industry, and the level of consumer spending, the Company’s ability to integrate acquisitions into existing operations, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2015 and other filings with the Securities and Exchange Commission.

CONTACT:	Michael H. McLamb Chief Financial Officer MarineMax, Inc. Abbey Heimensen Public Relations 727.531.1700	Brad Cohen — Investor Relations Integrated Corporate Relations, Inc. 203.682.8211 Susan Hartzell – Media Contact Integrated Corporate Relations, Inc. 203.682.8238

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenue	$345,592	$231,849	$714,695	$562,118
Cost of sales	266,690	174,809	545,152	425,423

Gross profit	78,902	57,040	169,543	136,695
Selling, general, and administrative expenses	54,325	41,049	136,735	117,701

Income from operations	24,577	15,991	32,808	18,994
Interest expense	1,473	1,141	4,282	3,540

Income before income tax provision	23,104	14,850	28,526	15,454
Income tax provision	9,043	—	11,154	—

Net income	$14,061	$14,850	$17,372	$15,454

Basic net income per common share	$0.58	$0.60	$0.72	$0.63

Diluted net income per common share	$0.57	$0.59	$0.70	$0.61

Weighted average number of common shares used in computing net income per common share:
Basic	24,159,070	24,654,076	24,175,671	24,491,338

Diluted	24,731,389	25,316,092	24,710,227	25,175,538

Supplemental Information

Net income	$14,061	$14,850	$17,372	$15,454
Gain on sale of property, net	—	(1,628)	—	(1,628)
Pro forma income tax provision for 2015	—	(5,175)	—	(5,406)

Adjusted net income	$14,061	$8,047	$17,372	$8,420

Diluted net income per common share	$0.57	$0.59	$0.70	$0.61
Gain on sale of property, net	—	(0.06)	—	(0.06)
Pro forma income tax provision for 2015	—	(0.21)	—	(0.22)

Adjusted diluted net income per common share	$0.57	$0.32	$0.70	$0.33

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MarineMax, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	June 30,	June 30,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$55,560	$47,448
Accounts receivable, net	27,324	23,018
Inventories, net	306,631	257,597
Prepaid expenses and other current assets	11,319	4,978

Total current assets	400,834	333,041
Property and equipment, net	115,346	106,279
Other long-term assets, net	13,271	5,163
Deferred tax assets, net	16,378	—

Total assets	$545,829	$444,483

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$19,342	$11,544
Customer deposits	18,153	13,630
Accrued expenses	27,242	22,719
Short-term borrowings	176,972	137,388

Total current liabilities	241,709	185,281
Long-term liabilities	2,463	425

Total liabilities	244,172	185,706
STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	26	26
Additional paid-in capital	238,196	233,894
Retained earnings	92,805	42,595
Treasury stock	(29,370)	(17,738)

Total stockholders’ equity	301,657	258,777

Total liabilities and stockholders’ equity	$545,829	$444,483

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